UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2012

HECLA MINING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

6500 North Mineral Drive, Suite 200
Coeur d'Alene, Idaho 83815-9408
(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100
(Registrant's Telephone Number, Including Area Code)

N/A
(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2012, the Board of Directors of Hecla Mining Company approved the grant of shares of common stock to Phillips S. Baker, Jr., our President and Chief Executive Officer.  Of the shares granted to Mr. Baker, $500,000 worth (107,759 shares - based on the closing price of our common shares on June 25, 2012) are performance-based, the actual grant of which is tied to our 3-year Total Shareholder Return (TSR).  Actual granting of the shares of common stock to Mr. Baker is dependent upon our TSR performance over the 3-year period relative to our peers, using the average stock price of Hecla and our peers over the last 60 calendar days of 2011 compared to the average stock price of Hecla and our peers over the last 60 calendar days of 2014.  Examples of the potential grant of shares to Mr. Baker under this plan are as follows:

•	100th percentile rank among peers = maximum payout at 200% of target (i.e. $1 million worth of common stock)

•	50th percentile rank among peers = target payout at grant value (i.e. $500,000 worth of common stock)

•	25th percentile rank among peers = threshold payout at 50% of target (i.e. $250,000 worth of common stock).

Item 8.01  Other Events.

On June 26, 2012, our Board of Directors approved stock ownership guidelines setting levels of ownership of shares of our common stock that our executive officers and non-employee directors are expected to satisfy within five years. The ownership guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	6x Base Salary
Other Executive Officers	2x Base Salary
Non-Employee Directors	3x Annual Cash Retainer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HECLA MINING COMPANY

By:	/s/ David C. Sienko
David C. Sienko
Vice President and General Counsel

Dated:  June 28, 2012

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